                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab International MarketMasters Fund(TM) (formerly Schwab MarketManager International Portfolio), Schwab U.S. MarketMasters Fund(TM) (formerly Schwab MarketManager Growth Portfolio), Schwab Balanced MarketMasters Fund(TM) (formerly Schwab MarketManager Balanced Portfolio), Schwab Small-Cap MarketMasters Fund(TM) (formerly Schwab MarketManager Small Cap Portfolio), Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio and Schwab MarketTrack All Equity Portfolio, which are part of Schwab Capital Trust, (hereafter referred to as the "Funds") are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 30, 2002, May 31, 2002, and October 31, 2002.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2002, May 31, 2002, and October 31, 2002 with respect to securities and similar investments reflected in the investment accounts of the Funds.

Schwab Capital Trust

/s/ Randall W. Merk
----------------------------------------
Randall W. Merk
President and Chief Executive Officer

/s/ Tai-Chin Tung
-----------------------------------------
Tai-Chin Tung
Treasurer and Principal Financial Officer

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, for Schwab International MarketMasters Fund(TM) (formerly Schwab MarketManager International Portfolio), Schwab U.S. MarketMasters Fund(TM) (formerly Schwab MarketManager Growth Portfolio), Schwab Balanced MarketMasters Fund(TM) (formerly Schwab MarketManager Balanced Portfolio), Schwab Small-Cap MarketMasters Fund(TM) (formerly Schwab MarketManager Small Cap Portfolio), Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio and Schwab MarketTrack All Equity Portfolio, which are part of Schwab Capital Trust, ( hereafter referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of October 31, 2002. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 30, 2002, May 31, 2002 (without prior notice to management) and October 31, 2002 and with respect to agreement of security purchases and sales, for the period from October 31, 2001 (the date of our last examination), through October 31, 2002:

For Each MarketMasters Fund

- Review of the Funds' mutual fund investments at April 30, 2002 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such dates;

- Confirmation of CSC's omnibus accounts for mutual fund investments at April 30, 2002 with the third party mutual fund transfer agents;

- Review of management's reconciliation of the omnibus account confirmation results to omnibus account positions recorded on the books and records of CSC at April 30, 2002, in all material respects;

- Review of management's reconciliation of the omnibus account confirmation results to omnibus account positions recorded on the books and records of Boston Financial Data Services ("BFDS"), CSC's sub-transfer agent, at April 30, 2002, in all material respects;

For Each MarketTrack Fund

- Review of the Funds' mutual fund investments at April 30, 2002, May 31, 2002 and October 31, 2002 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such dates;

- Review of management's reconciliation of the omnibus account positions recorded by CSC to mutual fund investments recorded on the books and records of the Funds at April 30, 2002, May 31, 2002, and October 31, 2002, in all material respects;

- Review of management's reconciliation of the omnibus account positions recorded by BFDS to mutual fund investments recorded on the books and records of the Funds at April 30, 2002, May 31, 2002 and October 31, 2002, in all material respects;

- Review of management's reconciliation of the omnibus account confirmation results to omnibus account positions recorded on the books and records of BFDS, at April 30, 2002, May 31, 2002 and October 31, 2002, in all material respects; and

Test of Purchase and Sales Transactions

- Agreement of six security purchases and six security sales since our last examination from the books and records of the Funds to third party mutual fund transfer agency confirmations.

We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2002, May 31, 2002 and October 31, 2002 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
-------------------------------

December 17, 2002

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:             Date examination completed:

                  811-7704                                April 30, 2002

2.   State Identification Number:

------------------------------------------------------------------------------------------------------------------------------------
AL          ---         AK     01 00950     AZ     15575          AR     93-M0261-10    CA      505-6972        CO    IC-1993-06-160
------------------------------------------------------------------------------------------------------------------------------------
CT      SI40451         DE     4552         DC     60009345       FL     Exempt         GA      SC-19938        HI         ---
------------------------------------------------------------------------------------------------------------------------------------
ID      47175           IL     0251577      IN     93-0319 IC     IA     I-36814        KS      1997S0000158    KY    M32819
------------------------------------------------------------------------------------------------------------------------------------
LA      82914           ME     23312        MD     SM19961316     MA         ---        MI      928263          MN    R-36652.1
------------------------------------------------------------------------------------------------------------------------------------
MS      MF-96-08-013    MO        ---       MT     35532          NE     31,682         NV          ---         NH         ---
------------------------------------------------------------------------------------------------------------------------------------
NJ      BEM-1168        NM     357565       NY     S 27 59 46     NC     3181           ND      R487            OH    30859
------------------------------------------------------------------------------------------------------------------------------------
OK      SE-2051578      OR     1996-726     PA     93-5-025MF     RI         ---        SC      MF10155         SD    8359
------------------------------------------------------------------------------------------------------------------------------------
TN      RM00-4298       TX     C-51014      UT     005-6075-49    VT     8/06/96-22     VA      116961          WA    C-54138
------------------------------------------------------------------------------------------------------------------------------------
WV      BC-30440        WI     319301-03    WY     18237          PUERTO RICO                   S-17284
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB BALANCED MARKETMASTERS FUND (formerly Schwab MarketManager Balanced Portfolio) (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:           Date examination completed:

                  811-7704                               April 30, 2002

2.   State Identification Number:

------------------------------------------------------------------------------------------------------------------------------------
AL             ---         AK     60032006     AZ     15576          AR    93-M0261-09    CA    505-6972       CO     IC-1993-06-160
------------------------------------------------------------------------------------------------------------------------------------
CT         SI40450         DE     4553         DC     60009346       FL                   GA    SC-19938       HI           ---
------------------------------------------------------------------------------------------------------------------------------------
ID         47176           IL     0251577      IN     93-0319 IC     IA    I-36813        KS    1997S0000160   KY     M32819
------------------------------------------------------------------------------------------------------------------------------------
LA         82914           ME     203313       MD     SM19961315     MA        ---        MI    928264         MN     R-36652.1
------------------------------------------------------------------------------------------------------------------------------------
MS         MF-96-08-012    MO        ---       MT     35533          NE    31,683         NV        ---        NH           ---
------------------------------------------------------------------------------------------------------------------------------------
NJ         BEM-1168        NM     333655       NY     S 27 59 45     NC    3181           ND    R488           OH     30859
------------------------------------------------------------------------------------------------------------------------------------
OK         SE-2051579      OR     1996-726     PA     93-5-025MF     RI        ---        SC    MF10156        SD     8360
------------------------------------------------------------------------------------------------------------------------------------
TN         RM01-3646       TX     C-51015      UT     005-6075-49    VT    08/06/96-21    VA    116961         WA     C-54137
------------------------------------------------------------------------------------------------------------------------------------
WV         BC-30438        WI     319302-03    WY     18237                PUERTO RICO          S-17285
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB U.S. MARKETMASTERS FUND (formerly Schwab MarketManager Growth Portfolio) (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:             Date examination completed:

                  811-7704                                  April 30, 2002

2.   State Identification Number:

------------------------------------------------------------------------------------------------------------------------------------
AL           ---         AK    02 03232      AZ      15214          AR     93-M0261-08      CA    505-6972     CO     IC-1993-06-160
-----------------------------------------------------------------------------------------------------------------------------------
CT       SI39921         DE    4486          DC      60009347       FL     Exempt           GA    SC-19938     HI          ---
------------------------------------------------------------------------------------------------------------------------------------
ID       47037           IL    0251577       IN      93-0319 IC     IA     I-36541          KS    96S0001583   KY     M32819
------------------------------------------------------------------------------------------------------------------------------------
LA       82914           ME    201725        MD      SM19961032     MA     1996-5090-M      MI    926877       MN     R-36652.1
------------------------------------------------------------------------------------------------------------------------------------
MS       MF-96-06-188    MO    1993-00496    MT      35245          NE     313314           NV        ---      NH          ---
------------------------------------------------------------------------------------------------------------------------------------
NJ       BEM-1168        NM    347772        NY      S 27 55 74     NC     3181             ND    R115         OH     30859
------------------------------------------------------------------------------------------------------------------------------------
OK       SE-2051580      OR    1996-726      PA      93-5-025MF     RI         ---          SC    MF10061      SD     8092
------------------------------------------------------------------------------------------------------------------------------------
TN       RM01-3534       TX    C-50677       UT      005-6075-49    VT     6/26/96-04       VA    116961       WA     60016075
------------------------------------------------------------------------------------------------------------------------------------
WV       BC-30439        WI    317865-03     WY      18237                 PUERTO RICO            S-17091
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB INTERNATIONAL MARKETMASTERS FUND (formerly Schwab MarketManager International Portfolio) (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:             Date examination completed:

                  811-7704                                  April 30, 2002

2.   State Identification Number:

------------------------------------------------------------------------------------------------------------------------------------
AL       ---      AK     02 00113     AZ     17445          AR     93-M0261-11       CA     505-6972        CO     IC-1993-06-160
------------------------------------------------------------------------------------------------------------------------------------
CT   SI43568      DE     5160         DC     60009348       FL     Exempt            GA     SC-19938        HI          ---
------------------------------------------------------------------------------------------------------------------------------------
ID   48080        IL     0251577      IN     93-0319 IC     IA     I-38717           KS     1997S0001397    KY     M32819
------------------------------------------------------------------------------------------------------------------------------------
LA   82914        ME     200375       MD     SM19970839     MA         ---           MI     926129          MN     R-36652.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF97-06-085  MO        ---       MT     37100          NE     33,216            NV         ---         NH          ---
------------------------------------------------------------------------------------------------------------------------------------
NJ   BEM-1168     NM     349749       NY     S 27 94 93     NC     3181              ND     T350            OH     30859
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2051581   OR     1996-726     PA     93-5-025MF     RI         ---           SC     MF10761         SD     10032
------------------------------------------------------------------------------------------------------------------------------------
TN   RM01-3534    TX     C-53071      UT     005-6075-49    VT     6/06/97-03        VA     116961          WA     C-56136
------------------------------------------------------------------------------------------------------------------------------------
WV   BC-30438     WI     332753-03    WY     18237                 PUERTO RICO              S-18158
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB SMALL-CAP MARKETMASTERS FUND (formerly Schwab MarketManager Small Cap Portfolio) (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                 April 30, 2002

2.   State Identification Number:

------------------------------------------------------------------------------------------------------------------------------------
AL         ---         AK     02 03873       AZ     20205          AR     93-M0261-12    CA     505-6972        CO      IC-93-06-160
------------------------------------------------------------------------------------------------------------------------------------
CT     SI46900         DE     339            DC     60009385       FL     Exempt         GA     SC-19938        HI           ---
------------------------------------------------------------------------------------------------------------------------------------
ID     49355           IL     0251577        IN     93-0319 IC     IA     I-41482        KS     1998S0001357    KY      M31787
------------------------------------------------------------------------------------------------------------------------------------
LA     79539           ME     2-13755        MD     SM19981147     MA         ---        MI     924329          MN      R-36652.1
------------------------------------------------------------------------------------------------------------------------------------
MS     MF-98-08-129    MO     1993-00496     MT     39119          NE     35,612         NV         ---         NH           ---
------------------------------------------------------------------------------------------------------------------------------------
NJ     BEM-1167        NM     345530         NY         ---        NC     3181           ND     V578            OH      32282
------------------------------------------------------------------------------------------------------------------------------------
OK     SE-2025436      OR     1995-665       PA     93-5-025MF     RI         ---        SC     MF11533         SD      15702
------------------------------------------------------------------------------------------------------------------------------------
TN     RM01-3534       TX     C-56104        UT     004-8656-45    VT     5/07/98-01     VA     116961          WA      60020838
------------------------------------------------------------------------------------------------------------------------------------
WV     MF-32088        WI     349089-03      WY     18237          PUERTO RICO                  S-19466
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                  April 30, 2002

2.   State Identification Number:

-------------------------------------------------------------------------------------------------------------
AL          ---      AK   02 00687   AZ   13076         AR   93-M0261-12  CA   505-6972   CO     IC-93-06-160
-------------------------------------------------------------------------------------------------------------
CT     SI35350       DE   3149       DC   60009290      FL   Exempt       GA   SC-19938   HI          ---
-------------------------------------------------------------------------------------------------------------
ID     45975         IL   0251577    IN   93-0319 IC    IA   I-34553      KS   1996S67    KY     M31787
-------------------------------------------------------------------------------------------------------------
LA     79539         ME   202648     MD   SM19950826    MA   95-0438      MI   928265     MN     R-36652.1
-------------------------------------------------------------------------------------------------------------
MS     MF-95-07-106  MO      ---     MT   33571         NE   29,687       NV     ---      NH          ---
-------------------------------------------------------------------------------------------------------------
NJ     BEM-1167      NM   0251577    NY   S 27 32 26    NC   3181         ND   N129       OH     32282
-------------------------------------------------------------------------------------------------------------
OK     SE-2030433    OR   1995-665   PA   93-5-025MF    RI       ---      SC   MF9250     SD     6517
-------------------------------------------------------------------------------------------------------------
TN     RM01-3646     TX   C-48139    UT   004-8656-45   VT   7/24/95-14   VA   116961     WA     C-51629
-------------------------------------------------------------------------------------------------------------
WV     BC-30435      WI   303932-03  WY   18237         PUERTO RICO            S-16021
-------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                  April 30, 2002

2.   State Identification Number:

-------------------------------------------------------------------------------------------------------------
AL          ---      AK   0200688    AZ   13077         AR   93-M0261-05  CA   505-6972   CO     IC-93-06-160
-------------------------------------------------------------------------------------------------------------
CT     SI35334       DE   3150       DC   60009291      FL   Exempt       GA   SC-19938   HI           --
-------------------------------------------------------------------------------------------------------------
ID     45978         IL   0251577    IN   93-0319 IC    IA   I-34554      KS   1996S69    KY     M31787
-------------------------------------------------------------------------------------------------------------
LA     79539         ME   2-2647     MD   SM19950827    MA   95-0423      MI   928267     MN     R-36652.1
-------------------------------------------------------------------------------------------------------------
MS     MF-95-07-083  MO      ---     MT   33573         NE   29,680       NV     ---      NH          ---
-------------------------------------------------------------------------------------------------------------
NJ     BEM-1167      NM   35761      NY       ---       NC   3181         ND   N130       OH     32282
-------------------------------------------------------------------------------------------------------------
OK     SE-2030435    OR   1995-665   PA   93-5-025MF    RI       ---      SC   MF9261     SD     6516
-------------------------------------------------------------------------------------------------------------
TN     RM01-3646     TX   C-48129    UT   004-8656-45   VT   7/24/95-13   VA   116961     WA     C-51638
-------------------------------------------------------------------------------------------------------------
WV     BC-30436      WI   303935-03  WY   18237         PUERTO RICO            S-16019
-------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                  April 30, 2002

2.   State Identification Number:

-------------------------------------------------------------------------------------------------------------
AL          ---      AK   01 03239   AZ   13078         AR   93-M0261-04  CA   505-6972   CO     IC-93-06-160
-------------------------------------------------------------------------------------------------------------
CT     SI35335       DE   3151       DC   60009292      FL   Exempt       GA   SC-19938   HI          ---
-------------------------------------------------------------------------------------------------------------
ID     45976         IL   0251577    IN   93-0319 IC    IA   I-34555      KS   1996S68    KY     M31787
-------------------------------------------------------------------------------------------------------------
LA     79539         ME   202646     MD   SM19950820    MA   95-0424      MI   928267     MN     R-36642.1
-------------------------------------------------------------------------------------------------------------
MS     MF-95-07-080  MO      ---     MT   33572         NE   29,681       NV     ---      NH          ---
-------------------------------------------------------------------------------------------------------------
NJ     BEM-1167      NM   317042     NY   S 27 32 28    NC   3181         ND   N131       OH     32282
-------------------------------------------------------------------------------------------------------------
OK     SE-2030434    OR   1995-665   PA   93-5-025MF    RI       ---      SC   MF9260     SD     6518
-------------------------------------------------------------------------------------------------------------
TN     RM01-3646     TX   C-48130    UT   004-8656-45   VT   7/24/95-15   VA   1904       WA     60014083
-------------------------------------------------------------------------------------------------------------
WV     BC-30437      WI   303933-03  WY   18237         PUERTO RICO            S-16002
-------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                 May 31, 2002

2.   State Identification Number:

----------------------------------------------------------------------------------------------------------------
AL          ---      AK   02 03873   AZ   20205         AR   93-M0261-12  CA   505-6972       CO    IC-93-06-160
----------------------------------------------------------------------------------------------------------------
CT     SI46900       DE   339        DC   60009385      FL   Exempt       GA   SC-19938       HI        ---
----------------------------------------------------------------------------------------------------------------
ID     49355         IL   0251577    IN   93-0319 IC    IA   I-41482      KS   1998S0001357   KY    M31787
----------------------------------------------------------------------------------------------------------------
LA     79539         ME   2-13755    MD   SM19981147    MA       ---      MI   924329         MN    R-36652.1
----------------------------------------------------------------------------------------------------------------
MS     MF-98-08-129  MO   1993-00496 MT   39119         NE   35,612       NV       ---        NH        ---
----------------------------------------------------------------------------------------------------------------
NJ     BEM-1167      NM   345530     NY       ---       NC   3181         ND   V578           OH    32282
----------------------------------------------------------------------------------------------------------------
OK     SE-2025436    OR   1995-665   PA   93-5-025MF    RI       ---      SC   MF11533        SD    15702
----------------------------------------------------------------------------------------------------------------
TN     RM01-3534     TX   C-56104    UT   004-8656-45   VT   5/07/98-01   VA   116961         WA    60020838
----------------------------------------------------------------------------------------------------------------
WV     MF-32088      WI   349089-03  WY   18237         PUER TO RICO           S-19466
----------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                 May 31, 2002

2.   State Identification Number:

------------------------------------------------------------------------------------------------------------------
AL          ---      AK   02 00687    AZ   13076          AR   93-M0261-12  CA   505-6972       CO    IC-93-06-160
------------------------------------------------------------------------------------------------------------------
CT     SI35350       DE   3149        DC   60009290       FL   Exempt       GA   SC-19938       HI         ---
------------------------------------------------------------------------------------------------------------------
ID     45975         IL   0251577     IN   93-0319 IC     IA   I-34553      KS   1996S67        KY    M31787
------------------------------------------------------------------------------------------------------------------
LA     79539         ME   202648      MD   SM19950826     MA   95-0438      MI   928265         MN    R-36652.1
------------------------------------------------------------------------------------------------------------------
MS     MF-95-07-106  MO      ---      MT   33571          NE   29,687       NV     ---          NH         ---
------------------------------------------------------------------------------------------------------------------
NJ     BEM-1167      NM   0251577     NY   S 27 32 26     NC   3181         ND   N129           OH    32282
------------------------------------------------------------------------------------------------------------------
OK     SE-2030433    OR   1995-665    PA   93-5-025MF     RI       ---      SC   MF9250         SD    6517
------------------------------------------------------------------------------------------------------------------
TN     RM01-3646     TX   C-48139     UT   004-8656-45    VT   7/24/95-14   VA   116961         WA    C-51629
------------------------------------------------------------------------------------------------------------------
WV     BC-30435      WI   303932-03   WY   18237          PUERTO RICO            S-16021
------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                 May 31, 2002

2.   State Identification Number:

------------------------------------------------------------------------------------------------------------------
AL          ---      AK   0200688     AZ   13077          AR   93-M0261-05  CA   505-6972       CO    IC-93-06-160
------------------------------------------------------------------------------------------------------------------
CT     SI35334       DE   3150        DC   60009291       FL   Exempt       GA   SC-19938       HI         ---
------------------------------------------------------------------------------------------------------------------
ID     45978         IL   0251577     IN   93-0319 IC     IA   I-34554      KS   1996S69        KY    M31787
------------------------------------------------------------------------------------------------------------------
LA     79539         ME   2-2647      MD   SM19950827     MA   95-0423      MI   928267         MN    R-36652.1
------------------------------------------------------------------------------------------------------------------
MS     MF-95-07-083  MO      ---      MT   33573          NE   29,680       NV      ---         NH         ---
------------------------------------------------------------------------------------------------------------------
NJ     BEM-1167      NM   35761       NY       ---        NC   3181         ND   N130           OH    32282
------------------------------------------------------------------------------------------------------------------
OK     SE-2030435    OR   1995-665    PA   93-5-025MF     RI       ---      SC   MF9261         SD    6516
------------------------------------------------------------------------------------------------------------------
TN     RM01-3646     TX   C-48129     UT   004-8656-45    VT   7/24/95-13   VA   116961         WA    C-51638
------------------------------------------------------------------------------------------------------------------
WV     BC-30436      WI   303935-03   WY   18237          PUERTO RICO            S-16019
------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                  May 31, 2002

2. State Identification Number:

------------------------------------------------------------------------------------------------------------------------------------
AL           ---           AK     01 03239     AZ     13078            AR    93-M0261-04     CA     505-6972     CO     IC-93-06-160
------------------------------------------------------------------------------------------------------------------------------------
CT       SI35335           DE     3151         DC     60009292         FL    Exempt          GA     SC-19938     HI          ---
------------------------------------------------------------------------------------------------------------------------------------
ID       45976             IL     0251577      IN     93-0319 IC       IA    I-34555         KS     1996S68      KY     M31787
------------------------------------------------------------------------------------------------------------------------------------
LA       79539             ME     202646       MD     SM19950820       MA    95-0424         MI     928267       MN     R-36642.1
------------------------------------------------------------------------------------------------------------------------------------
MS       MF-95-07-080      MO        ---       MT     33572            NE    29,681          NV       ---        NH          ---
------------------------------------------------------------------------------------------------------------------------------------
NJ       BEM-1167          NM     317042       NY     S 27 32 28       NC    3181            ND     N131         OH     32282
------------------------------------------------------------------------------------------------------------------------------------
OK       SE-2030434        OR     1995-665     PA     93-5-025MF       RI        ---         SC     MF9260       SD     6518
------------------------------------------------------------------------------------------------------------------------------------
TN       RM01-3646         TX     C-48130      UT     004-8656-45      VT    7/24/95-15      VA     1904         WA     60014083
------------------------------------------------------------------------------------------------------------------------------------
WV       BC-30437          WI     303933-03    WY     18237            PUERTO RICO                  S-16002
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                            of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                 October 31, 2002

2.   State Identification Number:

------------------------------------------------------------------------------------------------------------------------------------
AL           ---          AK    02 03873      AZ     20205           AR    93-M0261-12     CA    505-6972        CO     IC-93-06-160
------------------------------------------------------------------------------------------------------------------------------------
CT       SI46900          DE    339           DC     60009385        FL    Exempt          GA    SC-19938        HI          ---
------------------------------------------------------------------------------------------------------------------------------------
ID       49355            IL    0251577       IN     93-0319 IC      IA    I-41482         KS    1998S0001357    KY     M31787
------------------------------------------------------------------------------------------------------------------------------------
LA       79539            ME    2-13755       MD     SM19981147      MA        ---         MI    924329          MN     R-36652.1
------------------------------------------------------------------------------------------------------------------------------------
MS       MF-98-08-129     MO    1993-00496    MT     39119           NE    35,612          NV        ---         NH          ---
------------------------------------------------------------------------------------------------------------------------------------
NJ       BEM-1167         NM    345530        NY         ---         NC    3181            ND    V578            OH     32282
------------------------------------------------------------------------------------------------------------------------------------
OK       SE-2025436       OR    1995-665      PA     93-5-025MF      RI        ---         SC    MF11533         SD     15702
------------------------------------------------------------------------------------------------------------------------------------
TN       RM01-3534        TX    C-56104       UT     004-8656-45     VT    5/07/98-01      VA    116961          WA     60020838
------------------------------------------------------------------------------------------------------------------------------------
WV       MF-32088         WI    349089-03     WY     18237           PUERTO RICO                 S-19466
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                            of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                 October 31, 2002

2.   State Identification Number:

------------------------------------------------------------------------------------------------------------------------------------
AL           ---         AK     02 00687     AZ     13076           AR    93-M0261-12      CA    505-6972      CO       IC-93-06-160
------------------------------------------------------------------------------------------------------------------------------------
CT       SI35350         DE     3149         DC     60009290        FL    Exempt           GA    SC-19938      HI           ---
------------------------------------------------------------------------------------------------------------------------------------
ID       45975           IL     0251577      IN     93-0319 IC      IA    I-34553          KS    1996S67       KY       M31787
------------------------------------------------------------------------------------------------------------------------------------
LA       79539           ME     202648       MD     SM19950826      MA    95-0438          MI    928265        MN       R-36652.1
------------------------------------------------------------------------------------------------------------------------------------
MS       MF-95-07-106    MO        ---       MT     33571           NE    29,687           NV      ---         NH           ---
------------------------------------------------------------------------------------------------------------------------------------
NJ       BEM-1167        NM     0251577      NY     S 27 32 26      NC    3181             ND    N129          OH       32282
------------------------------------------------------------------------------------------------------------------------------------
OK       SE-2030433      OR     1995-665     PA     93-5-025MF      RI        ---          SC    MF9250        SD       6517
------------------------------------------------------------------------------------------------------------------------------------
TN       RM01-3646       TX     C-48139      UT     004-8656-45     VT    7/24/95-14       VA    116961        WA       C-51629
------------------------------------------------------------------------------------------------------------------------------------
WV       BC-30435        WI     303932-03    WY     18237           PUERTO RICO                  S-16021
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                            of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                 October 31, 2002

2.   State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
AL           ---          AK    0200688     AZ     13077            AR    93-M0261-05      CA     505-6972     CO      IC-93-06-160
-----------------------------------------------------------------------------------------------------------------------------------
CT       SI35334          DE    3150        DC     60009291         FL    Exempt           GA     SC-19938     HI           ---
-----------------------------------------------------------------------------------------------------------------------------------
ID       45978            IL    0251577     IN     93-0319 IC       IA    I-34554          KS     1996S69      KY      M31787
-----------------------------------------------------------------------------------------------------------------------------------
LA       79539            ME    2-2647      MD     SM19950827       MA    95-0423          MI     928267       MN      R-36652.1
-----------------------------------------------------------------------------------------------------------------------------------
MS       MF-95-07-083     MO       ---      MT     33573            NE    29,680           NV       ---        NH           ---
-----------------------------------------------------------------------------------------------------------------------------------
NJ       BEM-1167         NM    35761       NY         ---          NC    3181             ND     N130         OH      32282
-----------------------------------------------------------------------------------------------------------------------------------
OK       SE-2030435       OR    1995-665    PA     93-5-025MF       RI        ---          SC     MF9261       SD      6516
-----------------------------------------------------------------------------------------------------------------------------------
TN       RM01-3646        TX    C-48129     UT     004-8656-45      VT    7/24/95-13       VA     116961       WA      C-51638
-----------------------------------------------------------------------------------------------------------------------------------
WV       BC-30436         WI    303935-03   WY     18237            PUERTO RICO                   S-16019
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                            of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.   Investment Company Act File Number:            Date examination completed:

                  811-7704                                 October 31, 2002

2. State Identification Number:

------------------------------------------------------------------------------------------------------------------------------------
AL           ---          AK     01 03239     AZ     13078            AR    93-M0261-04     CA    505-6972     CO      IC-93-06-160
------------------------------------------------------------------------------------------------------------------------------------
CT       SI35335          DE     3151         DC     60009292         FL    Exempt          GA    SC-19938     HI           ---
------------------------------------------------------------------------------------------------------------------------------------
ID       45976            IL     0251577      IN     93-0319 IC       IA    I-34555         KS    1996S68      KY      M31787
------------------------------------------------------------------------------------------------------------------------------------
LA       79539            ME     202646       MD     SM19950820       MA    95-0424         MI    928267       MN      R-36642.1
------------------------------------------------------------------------------------------------------------------------------------
MS       MF-95-07-080     MO        ---       MT     33572            NE    29,681          NV      ---        NH           ---
------------------------------------------------------------------------------------------------------------------------------------
NJ       BEM-1167         NM     317042       NY     S 27 32 28       NC    3181            ND    N131         OH      32282
------------------------------------------------------------------------------------------------------------------------------------
OK       SE-2030434       OR     1995-665     PA     93-5-025MF       RI        ---         SC    MF9260       SD      6518
------------------------------------------------------------------------------------------------------------------------------------
TN       RM01-3646        TX     C-48130      UT     004-8656-45      VT    7/24/95-15      VA    1904         WA      60014083
------------------------------------------------------------------------------------------------------------------------------------
WV       BC-30437         WI     303933-03    WY     18237            PUERTO RICO                 S-16002
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104